Exhibit 99.1

NRG Lenders Agree to Reprice Its Term Loan B

PRINCETON, N.J.—March 21, 2018—NRG Energy Inc. (NYSE: NRG) announces that it has repriced its $1.872 billion Term Loan B due June 2023. The transaction is leverage neutral and enhances free cash flow before growth via annual cash interest savings.

The transaction will reduce the interest rate margin on the term loan by 50 basis points to LIBOR +175 basis points and also reduce the LIBOR floor to 0.00%.

As a result, the Company expects interest savings over the remaining life of the loan to total approximately $47 million. Expected annualized interest savings are estimated to be approximately $9 million.

About NRG

NRG is the leading integrated power company in the U.S., built on the strength of our diverse competitive electric generation portfolio and leading retail electricity platform. A Fortune 500 company, NRG creates value through best in class operations, reliable and efficient electric generation, and a retail platform serving residential and commercial businesses. Working with electricity customers, large and small, we implement sustainable solutions for producing and managing energy, developing smarter energy choices and delivering exceptional service as our retail electricity providers serve almost three million residential and commercial customers throughout the country. More information is available at www.nrg.com. Connect with NRG Energy on Facebook and follow us on Twitter @nrgenergy.

Forward-Looking Statements

This communication contains forward-looking statements that may state NRG’s or its management’s intentions, beliefs, expectations or predictions for the future. Such forward-looking statements are subject to certain risks, uncertainties and assumptions, and typically can be identified by the use of words such as “will,” “expect,” “estimate,” “anticipate,” “forecast,” “plan,” “believe” and similar terms. Although NRG believes that its expectations are reasonable, it can give no assurance that these expectations will prove to have been correct, and actual results may vary materially. Factors that could cause actual results to differ materially from those contemplated above include, among others, risks and uncertainties related to the capital markets generally.

The foregoing review of factors that could cause NRG’s actual results to differ materially from those contemplated in the forward-looking statements included herein should be considered in connection with information regarding risks and uncertainties that may affect NRG’s future results included in NRG’s filings with the SEC at www.sec.gov.

Contacts:

Media:	Investors:
Sheri Woodruff	Kevin L. Cole, CFA
609.524.4608	609.524.4526

Marijke Shugrue	Lindsey Puchyr
609.524.5262	609.524.4527